Exhibit 2.4 - Independent Contractor Agreement


                        INDEPENDENT CONTRACTOR AGREEMENT

     THIS INDEPENDENT CONTRACTOR AGREEMENT (this "Agreement"), made and entered into this 26th day of November, 2001, by and between Achieve Networks, Inc., a Nevada corporation, with an address at Achieve Networks, Inc., c/o Pipeline Technologies, Inc., Attn: Tim Murtaugh, President, 1001 Kings Avenue, Suite Two Hundred, Jacksonville, FL 32201 (hereinafter "Company"), and Mark S. Roberts, an individual, with an address at 5398 Cattail Court, Frisco, TX 75034 (hereinafter "Independent Contractor"):

1.   SCOPE OF SERVICES

     1.1. Services.
          --------
          Independent Contractor agrees to provide, and Company agrees to accept, the following consulting services.

               The Independent Contractor shall provide sales, marketing and management advice, assistance and services, as may be reasonably requested from time to time by the Company's board of directors. The Consulting Services will include, without limitation, sales and marketing, strategic project planning and implementation, and special projects assignments. Independent Consultant shall work on Company's matters on a full-time basis.

     1.2. Conduct of Services.
          -------------------
          All work shall be performed in a workmanlike and professional manner.


     1.3. Method of Performing Services.
          ------------------------------
          Independent Contractor shall have the right to determine the method, details, and means of performing the work to be performed for Company. Company shall, however, be entitled to exercise general power of supervision and control over the results of work performed by Independent Contractor to assure satisfactory performance, including the right to inspect, the right to stop work, the right to make suggestions or recommendations as to the details of the work, and the right to propose modifications to the work. In addition, Independent Contractor shall keep Company fully advised of Independent Contractor's activities and actions.

     1.4. Scheduling.
          -----------
          The services provided by Independent Contractor are expected to require all of Independent Contractor's available business time and availability. Independent Contractor will use its best efforts to accommodate work schedule requests as possible.

     1.5. Reporting.
          ----------
          Company and Independent Contractor shall develop appropriate administrative procedures for coordinating with each other. Company shall periodically provide Independent Contractor with informal evaluations of Independent Contractor's performance.

     1.6. Place of Work.
          --------------
          Independent Contractor will perform its work for Company primarily at Independent Contractor's premises except when such projects or tasks require Independent Contractor to travel off site or attend meetings at the Company's offices.

     1.7. Future Services.
          ----------------
          Notwithstanding anything in this Agreement to the contrary, and regardless of termination of this Agreement by either party for any reason, Independent Contractor agrees to make its services available, when, as and to the extent required by Independent Contractor, to complete or provide follow-on support for any work or projects to which Independent Contractor at any time materially contributed pursuant to this Agreement. Unless otherwise agreed, such services shall be made available at Independent Contractor's actual labor rates otherwise applicable to services provided to Company pursuant to this Agreement, calculated on a per diem basis, plus reasonable and actual costs of materials provided or consumed in providing such services.

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2.   TERM AND TERMINATION

     2.1. Term.
          -----
          The term of this Agreement shall commence on the date set forth above and shall continue for a period of one year; provided that six months after the date set forth above the Company shall provide Independent Contractor with a Formal Evaluation, pursuant to which Company, in its sole discretion, can terminate this Agreement on thirty (30) days' prior written notice if Company determines that termination is in the best interest of the Company.

     2.2. Termination.
          ------------
          During the first 6 months of this Agreement, this Agreement may not be terminated by the Company. Thereafter, this Agreement may be terminated by either party upon written notice, if the other party breaches any obligation provided hereunder and the breaching party fails to cure such breach within the 30-day period; provided that the cure period for any failure of Company to pay fees and charges due hereunder shall be 15 days from the date of receipt by Company of notice of such failure.

     2.3. Remaining Payments.
          -------------------
          Within 60 days of termination of this Agreement for any reason, Independent Contractor shall submit to Company an itemized invoice for any fees or expenses theretofore accrued under this Agreement.

3.   FEES, EXPENSES, AND PAYMENT

     3.1. Fees.
          -----
          In consideration of the services to be performed by Independent Contractor, Independent Contractor shall be entitled to compensation of Fifteen Thousand Dollars ($15,000.00) per month, with applicable prorations for partial months. Payments due under this Agreement shall be made on he first day of each month.

     3.2. Reimbursement of Expenses.
          --------------------------
          In addition to the foregoing, Company shall pay Independent Contractor its actual out-of-pocket expenses as reasonably incurred by Independent Contractor in furtherance of its performance hereunder. Independent Contractor agrees to provide Company with access to such receipts, ledgers, and other records as may be reasonably appropriate for Company or its accountants to verify the amount and nature of any such expenses. Expenses shall be reimbursed within ten (10) days after receipt of Independent Contractor's invoices. Notwithstanding the foregoing, expenses shall not exceed $500 per month without a prior approval of the Board of Directors of the Company.

4.   ISSUANCE OF SHARES OF COMPANY STOCK

     4.1. Initial Shares.
          ---------------
          On the date hereof, as additional consideration for the services to be performed by the Independent Contractor hereunder and in consideration of the Independent Contractor's timely execution of this Agreement, the Company shall issue to the Independent Contractor two hundred thousand (200,000) shares of the Company's common stock, par value $0.001 ("Shares"), which Shares have not been and will not be registered under the Securities Act of 1933 or any state securities laws.

     4.2. Performance Bonus.
          -----------------

          During the period of eighteen (18) months from the date hereof ("Earn-out Term"), the Independent Contractor shall be entitled to receive one additional Share for each one dollar ($1.00) of revenue actually collected by the Company attributable to customers generated by the efforts of the Independent Contractor, up to a maximum of five hundred fifty thousand (550,000) additional Shares, which Shares have not been and will not be registered under the Securities Act of 1933 or any state securities laws. The determination of the number of Shares issuable shall be made by the Company within fifteen (15) days of the end of each month of the Earn-out Term based on the actual collections of the preceding month and the Company shall give the Independent Contractor written notice of such determination, including a statement of all collections from customers generated by the efforts of the Independent Contractor. If there is a disagreement about the number of Shares issuable, the parties shall endeavor in good faith the resolve the same and the Independent Contractor shall be permitted to review and audit the relevant records of the Company at his own cost and expense. If the Independent Contractor does not request an inspection of the Company's books and records within thirty (30) days after receipt of the Company's determination of the number of Shares issuable, the Company's determination shall be conclusive and binding. Within fifteen (15) days of a final determination of the number Shares to be issued for each month of the Earn-out Term, whether by consent of the parties, lapse of time or otherwise, certificates representing the Shares shall be delivered to the Independent Contractor, which Shares shall bear all appropriate legends.

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5.   RESPONSIBILITIES OF CONSULTANT FOR TAXES AND OTHER MATTERS

     5.1. Taxes.
          ------
          As an independent contractor, Independent Contractor shall pay and report all federal and state income tax withholding, social security taxes, and unemployment insurance applicable to Independent Contractor. Independent Contractor shall not be entitled to participate in health or disability insurance, retirement benefits, or other welfare or pension benefits (if any) to which employees of Company may be entitled.

6.   CONFIDENTIALITY

     6.1. Restrictions.
          -------------
          In addition to any obligations contained in a separate confidentiality or non-disclosure agreement between the parties, Independent Contractor acknowledges that in order to perform the services called for in this Agreement, it shall be necessary for Company to disclose to Independent Contractor certain Trade Secret(s) of Company. Independent Contractor agrees that it shall not disclose, transfer, use, copy, or allow access to any such Trade Secrets to any third parties, except as authorized by Company.

     6.2. Trade  Secrets  Defined.
          ------------------------
          As used herein, the term "Trade Secret(s)" shall mean any scientific or technical data, information, design, process, procedure, formula, or improvement that is commercially valuable to Company and not generally known in the industry.

7.   RIGHTS IN WORK PRODUCT

     7.1. Ownership of Work Product.
          --------------------------
          All Work Product shall be considered work(s) made by Independent Contractor for hire for Company and shall belong exclusively to Company and its designees. If by operation of law any of the Work Product, including all related intellectual property rights, is not owned in its entirety by Company automatically upon creation thereof, then Independent Contractor agrees to assign, and hereby assigns, to Company and its designees the ownership of such Work Product, including all related intellectual property rights.

     7.2. Incidents and Further Assurances.
          ---------------------------------
          Company may obtain and hold in its own name copyrights, registrations, and other protection that may be available in the Independent Contractor. Independent Contractor agrees to provide any assistance required to perfect such protection. Independent Contractor agrees to take sure further actions and execute and deliver such further agreements and other instruments as Company may reasonably request to give effect to this Section 6.

     7.3. Pre-existing Materials.
          -----------------------
          Independent Contractor may include in the Work Product pre-existing work or materials only if either they are provided by Company or if they are owned or licensable without restriction by Independent Contractor. To the extent that pre-existing work or materials owned or licensed by Independent Contractor are included in the Work Products, Independent Contractor shall identify any such work or materials prior to commencement of the Services involving such work or materials. Independent Contractor grants to Company (as an exception to the transfer and assignment provided in the first paragraph of this Section) an irrevocable, nonexclusive, worldwide, royalty-free right and license to use, execute, reproduce, display, perform, and distribute (internally and externally) copies of, and prepare derivative works based upon, such work and materials, and the right to authorize others to do any of the foregoing.

     7.4. Work Product Defined.
          ---------------------
          As used herein, the term "Work Product" shall mean any programming, documentation, data compilations, reports, and any other media, materials, or other objects produced as a result of Independent Contractor's work or delivered by Independent Contractor in the course of performing that work.

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8.   ASSURANCES

     8.1. No Conflict.
          ------------
          Independent Contractor represents and warrants that it has no obligations to any third party which will in any way limit or restrict its ability to perform consulting services to Company hereunder. Independent Contractor agrees that it will not disclose to Company, nor make use in the performance of any work hereunder, any trade secrets or other proprietary information of any third party, unless Independent Contractor may do so without Independent Contractor or Company incurring any obligation (past or future) to such third party for such work or any future application thereof.

     8.2. No Recruiting.
          --------------
          During the term of this Agreement and for a period of six (6) months thereafter, Independent Contractor shall not knowingly solicit, entice, or persuade any employees of Company to terminate their employment with Company for any reason.

9.   MISCELLANEOUS

     9.1. Force Majeure.
          -------------
          Independent Contractor shall not be liable to Company for any failure or delay caused by events beyond Independent Contractor's control, including, without limitation, Company's failure to furnish necessary information, sabotage, failure or delays in transportation or communication, failures or substitutions of equipment, labor disputes, accidents, shortages of labor, fuel, raw materials or equipment, or technical failures.

     9.2. Governing Law.
          --------------
          This Agreement shall be governed and construed in all respects in accordance with the laws of the State of Florida as they apply to a contract entered into and performed in that State.

     9.3. Independent  Contractors.
          -------------------------
          The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Company and either Independent Contractor or any employee or agent of Independent Contractor.

     9.4. Notices.
          --------
          All notices required or permitted hereunder shall be in writing addressed to the respective parties as set forth herein, unless another address shall have been designated, and shall be delivered by hand or by registered or certified mail, postage prepaid.

     9.5. Entire Agreement.
          -----------------
          This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior representations, proposals, discussions, and communications, whether oral or in writing. This Agreement may be modified only in writing and shall be enforceable in accordance with its terms when signed by the party sought to be bound. This Agreement is delivered pursuant to Section 5.13 of the Share Exchange Agreement and Plan of Reorganization between Company and Independent Contractor and certain other parties dated September 27, 2001, as amended.

     9.6. Guarantee of Payments due Contractor.
          -------------------------------------
          Pipeline Technologies is the majority shareholder of the Company. To induce Contractor to enter into this Agreement and for other consideration, Guarantor agrees to guarantee the performance of the Company's obligations under this Agreement. This is a primary, irrevocable, and unconditional guaranty of payment and performance. This guaranty will remain in effect regardless of any modification or extension of this Agreement. Guarantor's obligations will not be diminished by the discharge, limitation, or modification of the Company's obligations in any bankruptcy or other debtor relief proceedings.

     9.7. Performance of Share Exchange  Agreement.
          -----------------------------------------
          The parties acknowledge and agree that this Agreement is being entered into contemporaneously with that certain Share Exchange Agreement and Plan of Reorganization, as amended, dated effective September 27, 2001 (the "Exchange Agreement"). If any of the terms or provisions of the Exchange Agreement or any documents related thereto are breached in any respect, this Agreement may be immediately terminated and of no further force or effect.

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


     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, on the date and year first above written.



         COMPANY:                        ACHIEVE NETWORKS, INC.

                                         By: /s/ Mark S. Roberts
                                            ------------------------------------

                                         Title: President
                                               ---------------------------------

                                         Date: November 26        ,  2001
                                              --------------------     ---------


INDEPENDENT CONTRACTOR:      /s/ Mark S. Roberts
                             ------------------------------------
                                        MARK S. ROBERTS


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